Exhibit 99.1

FOR IMMEDIATE RELEASE

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

DECLARES THIRD QUARTER DIVIDEND OF $0.90 PER SHARE

Pasadena, CA, September 19, 2013 — Western Asset Mortgage Capital Corporation (NYSE: WMC) announced today that its Board of Directors has declared a cash dividend of $0.90 per share for the third quarter of 2013. This dividend is payable on October 29, 2013 to common shareholders of record as of September 30, 2013, with an ex-dividend date of September 26, 2013.

The Company also announced its estimated book value per share, as of August 31, 2013, was approximately $16.37.  The August 31, 2013 book value is only an estimate, has not been verified or reviewed by any third party and is subject to normal quarterly reconciliation and other procedures.  Further, the estimated book value is as of August 31, 2013 and does not reflect the $0.90 third quarter dividend announced today. Book value will fluctuate with market conditions, the results of the Company’s operations and other factors.  The Company’s current book value may be materially different from the August 31, 2013 estimated book value.

“Yesterday’s policy statement from the Federal Reserve was consistent with our view of the overall economy, and therefore the corresponding rally in the RMBS market was not unexpected,” said Gavin James, Chief Executive Officer of Western Asset Mortgage Capital Corporation. “We continue to believe that the mortgage market offers attractive valuations and are pleased with the position of our portfolio.”

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a REIT that invests primarily in Agency RMBS, which are residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency (such as GNMA) or a U.S. Government-sponsored entity (such as FNMA or FHLMC). The Company also invests opportunistically in its other target assets, which include residential mortgage-backed securities that are not guaranteed by a U.S. Government agency or sponsored entity, commercial mortgage-backed securities and other asset-backed securities. The Company is externally managed and advised by Western Asset Management Company, an investment advisor registered with the SEC and a wholly-owned subsidiary of Legg Mason, Inc.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.”  Operating results are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage related investments; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K for the period ended December 31, 2012 filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations Contact:	Media Contact:
Larry Clark	Tricia Ross
Financial Profiles, Inc.	Financial Profiles, Inc.
(310) 478-2700 x29	(916) 939-7285
lclark@finprofiles.com	tross@finprofiles.com